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                        [SFX BROADCASTING, INC. LOGO]


                               SUPPLEMENT NO. 1
                                      TO
                   PROXY STATEMENT DATED FEBRUARY 13, 1998

             The date of this Supplement No. 1 is March 17, 1998.

   The information contained in this Supplement No. 1 supplements the Proxy Statement dated February 13, 1998 (the "Proxy Statement"), of SFX Broadcasting, Inc. ("SFX") relating to the Special Meeting of Stockholders of SFX (the "Special Meeting") scheduled to be held at 10:00 a.m., local time, on Thursday, March 26, 1998. This Supplement No. 1 is being delivered to all SFX stockholders as of February 10, 1998, the record date for the Special Meeting. This Supplement No. 1 should be read in conjunction with the Proxy Statement, a copy of which was previously mailed to you. A copy of the Proxy Statement is available, without charge, upon the request of any person to whom this Supplement No. 1 has been delivered. Stockholders who wish to receive another copy of the Proxy Statement should contact Georgeson & Company Inc. at (800) 223-2064. All capitalized terms used in this Supplement No. 1 but not defined herein have the meanings given them in the Proxy Statement.

   Enclosed herewith is a new proxy card. The new proxy card should be completed and sent to SFX's proxy tabulators if (i) you have not previously mailed a proxy card or (ii) you have previously mailed a proxy card and wish to change your vote. See "The Special Meeting--Revocation of Proxies" in the Proxy Statement. IF YOU HAVE PREVIOUSLY MAILED A PROXY CARD AND DO NOT WISH TO CHANGE YOUR VOTE, A NEW PROXY CARD DOES NOT NEED TO BE COMPLETED.

TAX INDEMNIFICATION ARRANGEMENT

   As discussed under the heading "Risk Factors--Indemnification Arrangements" on page D-24 of Annex D to the Proxy Statement, SFX Entertainment is subject to certain indemnification obligations, including an obligation to indemnify SFX for any taxes resulting from the Spin-Off, including income taxes but only to the extent that such income taxes result from gain on the distribution of shares in the Spin-Off that exceeds the net operating losses of SFX available to offset such gain (including net operating losses generated in the current year prior to the Spin-Off). The actual amount of the gain will be based on the excess of the value of the SFX Entertainment common stock distributed over the tax basis of such stock.

   SFX Entertainment believes that the value of the SFX Entertainment common stock for tax purposes will be determined by no later than the first trading date following the date on which the common stock is distributed in the Spin-Off. Increases or decreases in the value of the SFX Entertainment common stock subsequent to such date will not effect the amount of the tax liability. If the SFX Entertainment common stock had a value of approximately $15 per share at the time of the Spin-Off, management believes that the indemnification payment would not be material. Such indemnification obligation would be approximately $4.0 million at $16 per share, and would increase by approximately $7.7 million for each $1.00 increase above $16 per share. If the SFX Entertainment common stock were valued at $22.50 per share (the last sales price of SFX Entertainment Class A common stock (trading on a when-issued basis) on the over-the-counter market on March 13, 1998), management estimates that SFX Entertainment would have been required to pay approximately $54.0 million pursuant to such indemnification obligation. SFX Entertainment expects that such indemnity payment will be due on or about June 15, 1998.

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FINANCING PLAN OF SFX ENTERTAINMENT

   SFX Entertainment will require additional financing in order to make all of the payments described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in Annex D to the Proxy Statement, including the anticipated tax indemnification payment to SFX (approximately $54.0 million based on the trading price (on a when-issued-basis) of SFX Entertainment's Class A common stock on March 13, 1998), planned capital expenditures (approximately $38.0 million), fees and expenses related to the Spin-Off (estimated to be approximately $18.0 million), certain change of control payments to executive officers ($5.0 million) and the Meadows Repurchase (at least $8.3 million).

   SFX Entertainment's ability to issue preferred stock or debt securities or to borrow under its senior secured credit facility (the "Credit Facility") may be significantly impacted by the covenants in the Credit Facility and/or the indenture governing the $350.0 million in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2008 (the "Notes"). To the extent that available borrowings are insufficient under the Credit Facility, debt financing is not available or management determines that debt financing or the issuance of preferred stock is inadvisable in view of SFX Entertainment's capital structure, SFX Entertainment currently anticipates that, upon the consummation of the Spin-Off, it will obtain such financing through a public offering of not less than $125 million in value of SFX Entertainment's Class A common stock. If SFX Entertainment's Class A common stock were valued at $22.50 per share (the trading price (on a when-issued-basis) of SFX Entertainment's Class A common stock on March 13, 1998), approximately 5.6 million shares of SFX Entertainment's Class A common stock would be issued in such offering. There can be no assurance that SFX Entertainment will be able to complete any such offering or obtain alternative financing on acceptable terms or at all. Any equity offering by SFX Entertainment would be dilutive to the ownership interests of SFX Entertainment's then-existing stockholders and the trading price of SFX Entertainment's Class A common stock might be adversely affected. Any debt financing would require payments of principal and interest and would adversely impact SFX Entertainment's cash flows.

   Furthermore, certain agreements of SFX Entertainment, including the Distribution Agreement, the Tax Sharing Agreement, certain employment agreements and the agreements related to the recent acquisitions described above provide for tax and other indemnities, purchase price adjustments and future contingent payments in certain circumstances. In addition, consistent with its operating strategy, SFX Entertainment intends to pursue additional expansion opportunities and expects to continue to identify and negotiate with respect to substantial acquisitions in the live entertainment business, certain of which may be consummated prior to the Spin-Off. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in Annex D to the Proxy Statement. There can be no assurance that SFX Entertainment will have sufficient sources of funds to make such payments should they become due.

EXECUTION OF CREDIT AGREEMENT

   On February 26, 1998, SFX Entertainment, its subsidiaries and certain lenders entered into a Credit and Guarantee Agreement which established a $300.0 million Credit Facility comprised of (i) a $150.0 million seven year revolving facility and (ii) a $150.0 million eight year term loan. Borrowings under the Credit Facility are secured by substantially all the assets of SFX Entertainment, including a pledge of the outstanding stock of substantially all of its subsidiaries, and are guaranteed by substantially all of SFX Entertainment's subsidiaries. On February 27, 1998, SFX Entertainment borrowed $150.0 million pursuant to the term loan in connection with the acquisitions described below. SFX Entertainment's ability to borrow significant additional amounts under the Credit Facility will depend upon its ability to increase cash flows from its existing operations or acquire assets generating significant cash flows.

RECENT ACQUISITIONS BY SFX ENTERTAINMENT

   As contemplated in the Proxy Statement, in February and March of 1998, SFX Entertainment consummated its acquisitions of PACE Entertainment Corporation, Pavilion Partners, The Contempo-

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rary Group, BG Presents, Inc., The Network Group, Concert/Southern Promotions
and certain related entities for an aggregate purchase price of $506.1 million, consisting of approximately $442.1 million in cash, repaid debt and payments for working capital, $7.8 million in assumed debt and agreements to issue, or the issuance of securities convertible into, an aggregate of approximately 4.2 million shares of SFX Entertainment's common stock upon the consummation of the Spin-Off which have an attributed negotiated value of approximately $56.2 million ($13.33 per share). In the event the Spin-Off does not occur, the aggregate cash consideration for these acquisitions will increase by approximately $56.2 million.

   SFX Entertainment financed these acquisitions with the proceeds from its recent private placement of Notes and from borowings under the Credit Facility. For a more detailed description of these acquisitions and the Credit Facility, stockholders should see Annex D to the Proxy Statement and SFX's Report on Form 8-K which was filed with the Securities and Exchange Commission on March 11, 1998.

WORKING CAPITAL PAYMENT

   As of December 31, 1997, SFX Entertainment estimates that Working Capital to be received by SFX Entertainment from SFX upon the consummation of the Merger would have been approximately $3.0 million. The actual amount of the Working Capital as of the closing of the Merger may differ substantially from the amount as of December 31, 1997, and will be a function of, among other things, the operating results of SFX through the date of the Merger, the actual cost of consummating the Merger and the related transactions and other obligations of SFX, including the payment of dividends and interest on SFX's debt, the Meadows Repurchase and the amount of any settlement paid by SFX in connection with the shareholder litigation related to the Merger. Working Capital will also be reduced by at least $2.1 million pursuant to the Series E Adjustment. See "The Spin-Off" and "Agreements Between SFX Entertainment and SFX" in Annex D to the Proxy Statement.

AMENDMENT TO THE MERGER AGREEMENT

   On March 9, 1998, SFX entered into Amendment No. 2 to the Merger Agreement. The purpose of this amendment was to extend the earliest date on which the Buyer may elect to consummate the Merger to May 19, 1998.

CERTAIN LEGAL PROCEEDINGS

   On August 29, 1997, two lawsuits were commenced against SFX and its directors in the Court of Chancery of the State of Delaware (New Castle County). The plaintiffs in the lawsuits are Harbor Finance Partners (C.A. No. 15891) and Steven Lieberman (C.A. No. 15901). The complaints are identical and allege that the consideration to be paid as a result of the Merger to the holders of SFX Class A Common Stock is unfair and that the individual defendants have breached their fiduciary duties. Both complaints seek to have the actions certified as class actions and seek to enjoin the Merger, or, in the alternative, monetary damages. The defendants have filed answers denying the allegations, and discovery has commenced. The parties have agreed that the lawsuits may be consolidated in one action entitled In Re SFX Broadcasting, Inc. Shareholders Litigation (C.A. No. 15891).

   On March 17, 1998, the parties entered into a Memorandum of Understanding, pursuant to which the parties have reached an agreement providing for a settlement of the action (the "Settlement"). Pursuant to the Settlement, SFX has agreed not to seek an amendment to the Merger Agreement to reduce the consideration to be received by the stockholders in the Merger in order to offset SFX Entertainment's indemnity obligations, including the tax indemnity obligation discussed in this Supplement and in the Proxy Statement (approximately $54.0 million based on the trading price (on a when-issued-basis) of SFX Entertainment's Class A common stock on March 13,
1998). SFX Entertainment intends to seek alternative financing for such payments as described under "--Financing Plan of SFX Entertainment." The Settlement also provides for SFX to pay plaintiffs' counsel an aggregate of $950,000, including all fees and expenses as approved by the court. The Settlement is conditioned on the (a) consummation of the Merger, (b) completion of the confirmatory discovery and (c) approval of the court. Pursuant to the Settlement, the defendants have denied, and continue to deny, that they have acted in bad faith or breached any fiduciary duty. There can be no assurance that the court will approve the Settlement on the terms and conditions provided for therein, or at all.

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ADDITIONAL INFORMATION

   SFX and SFX Entertainment each anticipates filing its Annual Report on Form 10-K on or about March 18, 1998. STOCKHOLDERS ARE ENCOURAGED TO READ SUCH DOCUMENTS FOR ADDITIONAL UPDATED INFORMATION (INCLUDING FINANCIAL INFORMATION) REGARDING THESE COMPANIES. See "Available Information" and "Incorporation of Certain Documents By Reference" in the Proxy Statement.

   The closing sales price of SFX's Class A Common Stock, as reported on The Nasdaq Stock Market, Inc.'s National Market System on March 13, 1998, was $94.00 per share.

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